                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                            SCC COMMUNICATIONS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   78388X-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               |_| Rule 13d-1(b)
               |_| Rule 13d-1(c)
               |X| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Capital Ventures III, Limited Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) |_|
                                                        (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,219,626
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,219,626
                           -----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,219,626

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        |_|
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BD Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) |_|
                                                       (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,219,626
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,219,626
                           -----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,219,626

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        A. Dana Callow, Jr.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) |_|
                                                       (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,219,626
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,219,626
                           -----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,219,626

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        H.J. von der Goltz

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                     (a) |_|
                                                     (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Guatemala
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,219,626
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,219,626
                           -----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,219,626
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        David Kronfeld

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                      (a) |_|
                                                      (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                14,180
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,476,460
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 14,180
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,476,460
                           -----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,490,640
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

CUSIP NO.   73941U102             13G                         PAGE 7 OF 11 PAGES


Item 1(a).        NAME OF ISSUER

                  SCC Communications Corp.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  6285 Lookout Road
                  Boulder, CO  80301

ITEM 2(a).        NAME OF PERSON FILING

                  This statement is filed by Boston Capital Ventures III, Limited Partnership. ("BCV III"), a Delaware limited partnership, BD Limited Partnership ("BDP"), a Delaware limited partnership, A. Dana Callow, Jr., H.J. von der Goltz and David Kronfeld (collectively, the "Partners"). BCV III, BDP and the Partners are collectively referred to as the "Reporting Persons".

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  30 Rowes Wharf
                  Boston, MA  02110

Item 2(c).        CITIZENSHIP

                  Each of BCP III and BDP is a limited partnership organized under the laws of Delaware. Messrs. Callow and Kronfeld are citizens of the United States. Mr. von der Goltz is a citizen of Guatemala.

Item 2(d).        TITLE OF CLASS OF SECURITIES

                  This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of SCC Communications Corp. (the "Company").

Item 2(e).        CUSIP NUMBER

                  CUSIP number 78388X-10-1

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

CUSIP No. 73941U102                     13G                Page 8 of 11 Pages

         (e) [ ] An investment adviser in accordance with
                 section 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

None.

Item 4.    OWNERSHIP

(A)        AMOUNT BENEFICALLY OWNED

           As of December 31, 2000, each of the following is the holder of record of the number of shares of Common Stock:


                                                  RECORD HOLDER           BENEFICIAL HOLDER
         BCV III                                 1,219,626 shares         1,219,626 shares
         BDP                                         0 shares             1,219,626 shares
         Mr. Callow                                  0 shares             1,219,626 shares
         Mr. von der Goltz                           0 shares             1,219,626 shares
         Mr. Kronfeld                              14,180 shares          1,490,640 shares


         (b)      PERCENT OF CLASS

         BCV III                          10.8%
         BDP                              10.8%
         Mr. Callow                       10.8%
         Mr. von der Goltz                10.8%
         Mr. Kronfeld                     13.2%

         BDP, by virtue of its status as the sole General Partner of BCV III may be deemed to be the beneficial owner of 1,219,626 shares, representing beneficial ownership of 10.8%. By virtue of their status as partners of BDP, each of Messrs. Callow and von der Goltz may be deemed to own 1,219,626 shares, representing in the case of each such Partner, beneficial ownership of 10.8%. By virtue of his status as a partner of BDP and manager of JK&B Management, LLC, the general partner of JK&B Capital, L.P. and JK&B Capital II, L.P., each a record holder of less than 5% of the outstanding shares of SCC Communications Corp. (the "Issuer"), Mr. Kronfeld may be deemed to own 1,490,640 shares, representing beneficial ownership of 13.2%. The foregoing percentages are based on the 11,275,211 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10Q of the Issuer for the quarter ended September 30, 2000.



                                                       NUMBER OF SHARES
                                              ---------------------------------
(c)  REPORTING PERSON                         (i)      (ii)      (iii)      (iv)
     ----------------                         -----   ------     -------    ------
BCV III                                    1,219,626     0      1,219,626      0
BDP                                        1,219,626     0      1,219,626      0
A. Dana Callow, Jr.                                   1,219,626             1,219,626
H.J. von der Goltz                                    1,219,626             1,219,626
David Kronfeld                               14,180   1,476,460   14,180    1,476,460


(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

CUSIP NO.   73941U102             13G                         PAGE 9 OF 11 PAGES


Each of BCV III, BD, Mr. Callow, Mr. Von der Goltz and Mr. Kronfeld expressly disclaims beneficial ownership of any shares of Common Stock of SCC Communications Corp., except any shares held directly of record or any shares in which they have an actual pecuniary interest.

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.

Item 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

           Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

DATE:      February __, 2001

CUSIP NO.   73941U102             13G                       PAGE 10 OF 11 PAGES


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Boston Capital Ventures III, Limited Partnership

By:     BD Partners Limited Partnership
        Its General Partner

By:      /S/ A. DANA CALLOW, JR.
        ------------------------------------
        A. Dana Callow, Jr., General Partner

BD Partners Limited Partnership

By:      /S/ A. DANA CALLOW, JR.
        ------------------------------------
        A. Dana Callow, Jr., General Partner


/S/ A. DANA CALLOW, JR.
--------------------------------------------
A. Dana Callow, Jr.


/S/ H.J. VON DER GLOTZ
--------------------------------------------
H.J. von der Goltz


/S/ DAVID KRONFELD
--------------------------------------------
David Kronfeld

CUSIP NO.   73941U102             13G                       PAGE 11 OF 11 PAGES

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of SCC Communications Corp. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Boston Capital Ventures III, Limited Partnership

By:     BD Partners Limited Partnership
        Its General Partner

By:      /S/ A. DANA CALLOW, JR.
        ------------------------------------
        A. Dana Callow, Jr., General Partner

BD Partners Limited Partnership

By:      /S/ A. DANA CALLOW, JR.
        ------------------------------------
        A. Dana Callow, Jr., General Partner


/S/ A. DANA CALLOW, JR.
--------------------------------------------
A. Dana Callow, Jr.


/S/ H.J. VON DER GLOTZ
--------------------------------------------
H.J. von der Goltz


/S/ DAVID KRONFELD
--------------------------------------------
David Kronfeld